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John Hancock Funds & John Hancock Funds III                    John Hancock logo

U.S. Wealth Management

601 Congress Street
Boston, MA 02210-2805
(617) 663-3000
Fax: (617) 663-2197


April 25, 2007

John Hancock Capital Series
601 Congress Street
Boston, MA 02210

RE:  John Hancock Capital Series (the "Trust") on behalf of:
     John Hancock Allocation Core Portfolio
     John Hancock Allocation Growth + Value Portfolio
     John Hancock Classic Value Fund
     John Hancock Classic Value Fund II
     John Hancock Core Equity Fund
     John Hancock International Classic Value Fund
     John Hancock Large Cap Select Fund
     John Hancock U.S. Global Leaders Growth Fund (the "Funds")
     File Nos. 2-29502;  811-1677  (0000045291)
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Ladies and Gentlemen:

In connection with the filing of Post Effective Amendment No. 79 under the Securities Act of 1933, as amended, and Amendment No. 58 under the Investment Company Act of 1940, as amended, for John Hancock Capital Series it is the opinion of the undersigned that the Trust's shares when sold will be legally issued, fully paid and nonassessable.

In connection with this opinion it should be noted that the Fund is an entity of the type generally known as a "Massachusetts business trust." The Trust has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts. Under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. However, the Trust's Declaration of Trust disclaims shareholder liability for obligations of the Trust and indemnifies the shareholders of a Fund, with this indemnification to be paid solely out of the assets of that Fund. Therefore, the shareholder's risk is limited to circumstances in which the assets of a Fund are insufficient to meet the obligations asserted against that Fund's assets.


                                                Sincerely,



                                                /s/ Alfred P. Ouellette, Esq.
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                                                Alfred P. Ouellette, Esq.
                                                Assistant Secretary